As filed with the Securities and Exchange Commission on September 8, 2006
Registration No. 333-83042

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

———————

Post-Effective
Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Global Entertainment Holdings/Equities, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Colorado (State or Other Jurisdiction of Incorporation or Organization)	47-0811483 (I.R.S. Employer Identification No.)

703 Waterford Way, Suite 690 Miami, Florida (Address of Principal Executive Offices)	33126 (Zip Code)

2002 Stock Option Plan of Global Entertainment Holdings/Equities, Inc.

(Full Title of the Plan)

Bryan Abboud, Chief Executive Officer
703 Waterford Way, Suite 690
Miami, Florida  33126
(305) 374-2036

(Name, Address and Telephone
Number, Including Area Code, of Agent For Service)

Explanatory Note: This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to include the consent of the Company's auditor to incorporate by reference the auditors report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 8th day of September, 2006.

Global Entertainment Holdings/Equities, Inc.
By:	/s/ BRYAN P. ABBOUD
Bryan P. Abboud
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRYAN P. ABBOUD Bryan P. Abboud	Director, Chief Executive Officer and President (Principal Executive Officer)	September 8, 2006

/s/ CLINTON H. SNYDER Clinton H. Snyder	Chief Financial Officer (Principal Financial Officer)	September 8, 2006

/s/ THOMAS GLAZA Thomas Glaza	Chairman of Board of Directors	September 8, 2006

/s/ JAMES DOUKAS James Doukas	Director	September 8, 2006

Exhibit Index

Exhibit No.	Description

23	Consent of Auditor